Exhibit 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (hereinafter “Retention Agreement”) is made and entered into this 18th day of March, 2009, by and between Jeff Soman, (hereinafter “EMPLOYEE”), and FCStone Group, Inc. and FCStone, LLC. (collectively, “FCStone”).

R E C I T A L S:

WHEREAS, EMPLOYEE has been employed by FCStone from on or about July 1, 2000, most recently as Executive Vice President – FCStone, LLC. In lieu of terminating EMPLOYEE’S employment at this time, FCStone desires to retain EMPLOYEE to continue working for FCStone under the terms and conditions set forth in this Retention Agreement.

NOW, THEREFORE, in exchange for the promises contained herein and other sufficient and valuable consideration, the parties agree as follows:

1. EMPLOYEE understands and acknowledges that he signed and was bound by an Employment Agreement dated January 9, 2004 (“2004 Agreement”), attached as Exhibit A to this Retention Agreement. Pursuant to the 2004 Agreement, EMPLOYEE was employed as an at-will employee. EMPLOYEE further understands and acknowledges that FCStone recently considered the possibility of severing the employment relationship with EMPLOYEE due to legitimate business related reasons. EMPLOYEE understands that FCStone has decided, that in lieu of termination, EMPLOYEE’s employment may continue under the terms of this Retention Agreement. EMPLOYEE and FCStone agree that the 2004 Agreement is no longer in force and effect and is being superseded by this Retention Agreement; except that Paragraphs 5-9, including Exhibit 2 referenced in paragraph 7, and Paragraph 12 of the 2004 Agreement remain in effect as they are being incorporated by reference into this Retention Agreement.

2. EMPLOYEE understands and agrees that this Retention Agreement is being offered to him in exchange for his agreement to remain employed through the Retention Date and for his Release in Paragraph 3. This Retention Agreement shall terminate on March 18, 2010.

3. EMPLOYEE hereby releases any and all claims that he may have against FCStone, its parent or affiliated corporations, and its and their officers, employees, directors, shareholders, and/or agents (the “FCStone RELEASEES”) arising from or related to his employment, and this Release specifically includes, but is not limited to, claims for termination of employment whether based in statute, contract or in tort, which shall include such claims as reckless or negligent infliction of emotional distress, breach of contract, breach of the covenant of good faith and fair dealing, breach of implied contract, negligent hiring or retention or supervision, discrimination of any type, including age discrimination, sex, race or disability. This Release includes, but is not limited to, any claims or causes of action arising under 29 U.S.C. § 793 (The Rehabilitation Act of 1973); 42 U.S.C. § 12101 (Americans With Disabilities Act of 1990); 42 U.S.C. § 2000e (The Civil Rights Act of 1964, as amended); the Family and Medical Leave Act; and 29 U.S.C. § 201 (Fair Labor Standards Act), ERISA, Illinois Human

Rights Act, and all other claims arising under federal, state or municipal law or regulation, including but not limited to claims arising under or out of the statutes or common law of the states of Iowa and Illinois. This Release specifically includes a release of any claim that EMPLOYEE may now or hereafter have to participate in the FCStone Group, Inc. Change in Control Severance Plan (“CIC Plan”) and EMPLOYEE hereby waives any rights to severance or other benefits under the CIC Plan. This Release shall be interpreted broadly to accomplish its clear purpose of being a full and complete release and shall be valid based on facts known or unknown to EMPLOYEE. Nothing in this Retention Agreement is intended, nor shall it be construed, to preclude any action based on this Retention Agreement nor any claims EMPLOYEE may have for unemployment compensation benefits, workers’ compensation benefits, claims under the Federal Age Discrimination in Employment Act, claims that arise after this Retention Agreement is executed, nor claims for vested pension or retirement benefits.

EMPLOYEE further agrees that he will neither file, sue nor cause nor permit to be filed, charged or claimed, any action for damages or other relief against the persons and entities described in this Paragraph 3, involving any matter occurring in the past, up through and including the date of this Retention Agreement, or involving any continuing effects of actions or practices which arose prior to the date of this Agreement, or involving and based upon any claims which are the subject of this Retention Agreement.

4. FCStone will continue EMPLOYEE’s current salary and insurance and paid time off benefits, as they may be amended from time to time, through the Retention Date. EMPLOYEE shall remain eligible to participate in the Mutual Commitment Compensation Plan consistent with the terms of that Plan.

5. In consideration of the promises and representations made herein and if EMPLOYEE complies with the promises made in this Retention Agreement, FCStone will:

Pay EMPLOYEE a retention bonus in the gross amount of $137,500.74, less applicable withholding, which represents 26 weeks of salary in exchange for EMPLOYEE’s promises in this Retention Agreement and not due to any other obligation to pay EMPLOYEE any retention pay at all. FCStone shall only pay the retention bonus if EMPLOYEE remains employed with FCStone through the Retention Date. The Retention Date shall be a future date to be determined by FCStone in its sole discretion. To the extent feasible, FCStone will provide EMPLOYEE with advance notice of the Retention Date. To be eligible for the retention bonus EMPLOYEE must satisfactorily perform his current duties and other duties as assigned to him by FCStone through the Retention Date and must sign a Release Agreement on or after the Retention Date. The payment described in this paragraph will be made on the first payday after the Release Agreement becomes final and effective. Nothing in this Retention Agreement is intended nor should be construed to alter the at-will employment relationship that EMPLOYEE has with FCStone and either party may chose to terminate the employment relationship at any time. If FCStone terminates the employment relationship prior to the Retention Date, for other than misconduct or other fault on the part of EMPLOYEE, EMPLOYEE would be entitled to the Retention Bonus, upon execution of the Release Agreement.

6. EMPLOYEE agrees that he will not disclose the existence, circumstances or terms of or any information concerning this Retention Agreement to any person other than to the Internal Revenue Service and the Illinois Department of Revenue; EMPLOYEE’s present spouse, accountants, attorneys, or tax advisors; or disclosure pursuant to court order, in an action regarding this Retention Agreement, or as otherwise required by law.

7. EMPLOYEE represents and warrants that he has read the terms of this Retention Agreement, that he understands those terms, and that by signing this Retention Agreement he is receiving benefits to which he would not otherwise be entitled.

8. Should any tax liability arise or accrue under state or federal tax laws as a result of any payments made pursuant to this Retention Agreement beyond that for which withholdings are made, EMPLOYEE agrees to timely pay any and all such obligations and to hold FCStone and the FCStone RELEASEES harmless therefrom.

9. This Retention Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Iowa, without regard to the application of Iowa’s choice of law rules. Any disputes relating to this Retention Agreement shall be brought in Iowa state court in and for Polk County and the parties submit to jurisdiction of that court. The language of all parts of this Retention Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10. Should any provision of this Retention Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, such provision shall be deemed no longer a part of this Retention Agreement, but the remaining parts, terms or provisions will remain in full force and effect. The failure of any party at any time to require performance of any provision of this Retention Agreement shall in no manner affect the right to enforce the same. A waiver by any party of any breach of any provision of this Retention Agreement shall not operate, or be construed as, a waiver by such party of any breach of any other provision, or as a waiver of any later breach.

11. This Retention Agreement sets forth the entire agreement between the parties hereto, pertaining to EMPLOYEE’s employment relationship with FCStone, and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties, whether oral or written; except as noted in this Retention Agreement.

PLEASE READ CAREFULLY. THIS RETENTION AGREEMENT INCLUDES A RELEASE OF CLAIMS. THE SIGNATORIES HERETO ACKNOWLEDGE THAT THEY HAVE EACH READ THE FOREGOING DOCUMENT, UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN THE SAME.

FCStone Group, Inc.		Jeff Soman

By:	/s/ Paul G. Anderson	/s/ Jeff Soman
Its:	President	Date:	3/18/09
Date:	3/20/09

FCStone, LLC

By:	/s/ William J. Dunaway
Its:	Chief Financial Officer
Date:	3/23/09

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